United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COCA-COLA EUROPEAN PARTNERS PLC

England and Wales	98-1267571
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Pemberton House
Bakers Road
Uxbridge
Middlesex, UB8 1EZ
United Kingdom
Tel. +44 1895 231 313

Eversheds Sutherland (US) LLP
Attention: Harry S. Pangas, Esq.
700 Sixth Street, NW, Suite 700
Washington, DC 20001
Telephone: (202) 383-0100
Facsimile: (202) 637-3593
(Name, address and telephone number of agent for service)

Copies to:

Harry S. Pangas, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, NW, Suite 700
Washington, DC 20001
Telephone: (202) 383-0100
Facsimile: (202) 637-3593

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €0.01 per share	200,000 shares(2)	$43.08(3)	$8,616,000(3)	$998.60(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, nominal value €0.01 per share (“Ordinary Shares”), of Coca-Cola European Partners plc, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Includes Ordinary Shares issuable pursuant to outstanding options under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan and the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low market prices of the Ordinary Shares as reported on the New York Stock Exchange on August 9, 2017.

EXPLANATORY NOTE
This Registration Statement registers:

•	ordinary shares, nominal value €0.01 per share (“Ordinary Shares”), to be offered pursuant to the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Incentive Plan”); and

•	Ordinary Shares, to be offered pursuant to the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan (the “Legacy Incentive Plan”).

Pursuant to the merger agreement, dated as of August 6, 2015, by and among Coca-Cola European Partners plc (formerly known as Spark Orange Limited and Coca-Cola European Partners Limited) (“CCEP”), Coca-Cola Enterprises, Inc. (“CCE, Inc.”), Coca-Cola European Partners Holdings US, Inc. (formerly known as Orange U.S. HoldCo, LLC), and Coca-Cola European Partners US, LLC (formerly known as Orange MergeCo, LLC), CCEP assumed all outstanding options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan. The allotment and issue of Ordinary Shares upon the exercise of such options was approved by a shareholder resolution passed on May 26, 2016.
This Registration Statement registers Ordinary Shares issuable upon the exercise of outstanding stock options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan to former employees of CCE, Inc. and its respective affiliates who continue to hold options under the 2010 Incentive Plan and the Legacy Incentive Plan. This Registration Statement is on Form F-3 rather than Form S-8 because a Compliance and Disclosure Interpretation of the Securities and Exchange Commission on Securities Act Forms indicates that former employees of an issuer may use Form S-8 to exercise options only if the options were granted to such employees while they were employed by the issuer. On June 1, 2016, CCEP filed a Post-Effective Amendment on Form S-8 to its Form F-4 Registration Statement to register Ordinary Shares issuable upon the exercise of outstanding stock options previously granted to former employees of CCE, Inc. and its respective affiliates under the 2010 Incentive Plan and the Legacy Incentive Plan who were also employees of CCEP and its respective affiliates and continued to hold options under the 2010 Incentive Plan and the Legacy Incentive Plan.

This Registration Statement contains the form of prospectus to be used in connection with these offers and sales. The form of prospectus is to be used by CCEP in connection with the offer and sale by CCEP of Ordinary Shares upon the exercise of outstanding stock options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan.

PROSPECTUS

Coca-Cola European Partners plc

200,000 Ordinary Shares
issuable upon the exercise of outstanding stock options
previously granted under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan
and the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

This prospectus covers the offer and sale by us of our ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), issuable upon the exercise of outstanding stock options previously granted under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Incentive Plan”) and the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan (the “Legacy Incentive Plan”) to former employees of Coca-Cola Enterprises, Inc. (“CCE, Inc.”) and its respective affiliates that are currently outstanding and held by eligible former employees of CCE, Inc.
We will receive the exercise or purchase price of the option awards under the 2010 Incentive Plan and the Legacy Incentive Plan if and when such awards are exercised or purchased. We will not receive any proceeds if the option awards are exercised on a cashless basis.
The Ordinary Shares are listed on the New York Stock Exchange (“NYSE”), Euronext Amsterdam, Euronext London and the continuous market of the Spanish Stock Exchange under the symbol “CCE.” The closing price of the Ordinary Shares on the NYSE on August 11, 2017 was $43.75 per share.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 20-F.
Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2017.

We are not making an offer to sell or a solicitation of an offer to buy any securities described herein in any jurisdiction in which an offer or solicitation is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “CCEP,” “the Company,” “we,” “us,” and “our” refer to Coca-Cola European Partners plc and its consolidated subsidiaries. All references in this prospectus to “$” means U.S. dollars and “€”means euros.
This prospectus covers the offer and sale by us of Ordinary Shares upon the exercise of outstanding stock options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan to former employees of CCE, Inc. and its respective affiliates that are currently outstanding and held by eligible former employees of CCE, Inc.

COCA-COLA EUROPEAN PARTNERS PLC

We were formed on May 28, 2016 through the merger of the legacy businesses of CCE, Inc., Coca-Cola Iberian Partners (“CCIP”) and Coca-Cola Erfrischungsgetränke (“CCEG”) (the “Merger”). Subsequent to the Merger, in July 2016, we completed an acquisition of Vifilfell hf., the Coca-Cola bottler in Iceland. We and our subsidiaries are a leading consumer packaged goods group in Western Europe, selling, making and distributing an extensive range of ready-to-drink beverages. We are the world’s largest independent Coca-Cola bottler based on revenue and serve a consumer population of over 300 million across Western Europe, including Andorra, Belgium, continental France, Germany, Great Britain, Iceland, Luxembourg, Monaco, the Netherlands, Norway, Portugal, Spain and Sweden.

We are incorporated as a public company limited by shares under the laws of the United Kingdom with the registered number in England of 09717350. Our corporate headquarters are located at Pemberton House Bakers Road, Uxbridge Middlesex, UB8 1EZ United Kingdom, telephone +44 1895 231 313. We also maintain a website at www.ccep.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.
RISK FACTORS
An investment in the Ordinary Shares involves a high degree of risk. You should carefully consider the risks and discussion of risks set forth under the heading “Item 3. Key Information-D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on April 12, 2017, and the other documents we have incorporated by reference in this prospectus, before making an investment in our securities. Please see the sections of this prospectus entitled “Special Note Regarding Forward-Looking Statements,” “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference.”
CERTAIN INFORMATION REGARDING THE PLANS

Each outstanding option to purchase common stock of CCE, Inc. (a “CCE Inc. Option”) that was outstanding under the 2010 Incentive Plan and the Legacy Incentive Plan immediately prior to the effective time of the Merger described in the Merger Agreement, dated as of August 6, 2015, by and among us, CCE, Inc., Coca-Cola European Partners Holdings US, Inc. (formerly known as Orange U.S. HoldCo, LLC), and Coca-Cola European Partners US, LLC (formerly known as Orange MergeCo, LLC) was assumed by CCEP pursuant to a Deed of Assumption and Replacement relating to Equity Awards of CCE, Inc., dated May 28, 2016 (the “Deed of Assumption”), and converted into an option to purchase Ordinary Shares (an “Ordinary Option,” and together with the CCE Inc. Options, the “Options”). The per share exercise price of each such Ordinary Option is equal to the product (which is rounded up to the nearest whole cent) of (A) the exercise price of such CCE Inc. Option immediately before the effective time of the Merger and (B) a fraction, the numerator of which is the Ordinary Share Price (as defined below) and the denominator of which is the CCE Inc. Stock Price (as defined below). The number of Ordinary Shares subject to each Ordinary Option is equal to the product of (A) the number of shares of common stock of CCE, Inc. that were subject to the CCE Inc. Option as of the effective time of the Merger (rounded down to the nearest whole share) and (B) a fraction, the numerator of which is the CCE Inc. Stock Price and the denominator of which is the Ordinary Share Price. All such assumed Ordinary Options are subject to terms, vesting conditions, and other conditions that are substantially the same as were applicable to the CCE Inc. Options immediately prior to the effective time of the Merger. The “Ordinary Share Price” means the volume-weighted average price of an Ordinary Share on the NYSE on the first full trading day that occurred after the completion of the Merger (the “Completion”). The “CCE Inc. Stock Price” means the volume-weighted average price of the common stock of CCE, Inc. on the NYSE on the last full trading day that occurred before the Completion.

CERTAIN U.S. TAX MATTERS

The following is a brief overview of the United States federal income tax consequences for U.S. taxpayers of the exercise of an Ordinary Option by a holder thereof. It does not describe all relevant tax matters which should be considered in connection with the exercise of an Ordinary Option and does not completely describe all provisions associated with the tax matters discussed. This summary is for general information only and does not constitute tax, financial or legal advice. You should consult a personal tax advisor for tax planning with respect to federal, state and other tax consequences of your exercise of an Ordinary Option.

Options that originally qualified at the date of their award under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code,” and such options, “Incentive Options”; Options that do not qualify under Section 422 of the Code are referred to as “Nonqualified Options”), lost their special tax treatment under Code Section 422 if not exercised within three months following termination of employment (or one year following an earlier death). Accordingly, we believe that all the CCE Inc. Options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan to former employees of CCE, Inc. and its respective affiliates, and that continue to be held by such individuals as Ordinary Options under the 2010 Incentive Plan and the Legacy Incentive Plan, are Nonqualified Options.

A person who exercises a Nonqualified Option will recognize compensation taxable as ordinary income on the date the Option is exercised in an amount equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the shares acquired over the Option purchase price. The tax basis of a share acquired by exercise of a Nonqualified Option with a cash payment will be its fair market value used to determine the amount of taxable compensation arising from the exercise of the Ordinary Option. The holding period for purposes of determining whether a subsequent sale of such Ordinary Share by the Option holder results in the recognition of short-term or long-term capital gain or loss (the “holding period”) will commence on the day after the date we issue the share to the Option holder.

Delivery of Shares for Payment of Option Purchase Price

The following provisions are applicable only if the relevant Option agreement specifically provides for the delivery of shares in satisfaction of the Option exercise price. If an Option holder delivers Ordinary Shares as payment of the Nonqualified Option purchase price of the shares to be acquired by the exercise of a Nonqualified Option, the Option holder will not recognize any taxable income with respect to the shares so delivered by the Option holder solely by reason of such delivery. (If the shares so delivered were acquired by exercise of an Incentive Option, the delivery of those shares will not be a disqualifying disposition even if the delivery occurs before the applicable holding period requirement has been satisfied, but a number of shares received upon exercise of the Option equal to the number of shares so delivered will be treated as having been acquired on exercise of the prior Incentive Option, and the special disqualifying disposition rules applicable to Incentive Options will continue to apply to the shares). The Option holder’s basis and holding period for the number of Ordinary Shares received equal to the number of shares delivered will be the same as for the shares delivered and the Option holder’s basis for shares received in excess of the number of shares delivered will equal the fair market value of such shares used to determine the amount of taxable compensation arising from the exercise of such Nonqualified Option. The holding period for such excess shares will commence on the day after the date the shares are transferred to the Option holder.

Any gain or loss realized upon the sale or exchange of shares acquired under an Option will be treated as long-term capital gain or loss if the holding period for the shares is greater than twelve months and as short-term capital gain or loss if the holding period is twelve months or less. Under current law, the tax rate imposed on long-term capital gains generally cannot exceed 20%. The Code imposes special limitations on the amount of capital loss which can be deducted in a taxable year.

Withholding Taxes; Share Withholding

Upon the exercise of a Nonqualified Option, the Option holder must pay to us, or make arrangements satisfactory to us for the payment of, all federal, state, local or foreign taxes required by law to be withheld or deducted by us by reason of such exercise. This payment may be made through share withholding under the circumstances described below.

If provided in the agreement evidencing an Option, the Option holder may elect, by written notice to us, to pay through withholding by us all or a portion of the estimated federal, state, local and other taxes arising from the exercise of an Option (a) by having us withhold Ordinary Shares or (b) by delivering previously owned shares (collectively, “Share Withholding”), in each case being that number of Ordinary Shares as shall have a fair market value equal to the amount of taxes to be withheld, rounded up to the nearest whole share; provided, however, that the Ordinary Shares to be withheld may not have a fair market value in excess of the minimum amount of taxes required to be withheld. A Share Withholding election is subject to our approval.

USE OF PROCEEDS
We will receive the exercise or purchase price of certain option awards under the 2010 Incentive Plan and the Legacy Incentive Plan if and when such awards are exercised or purchased. We will not receive any proceeds if the option awards are exercised on a cashless basis. We currently have no specific plans for the use of the net proceeds received upon exercise or purchase of such awards. We anticipate that we will use the net proceeds received by us for general corporate purposes, including working capital.

PLAN OF DISTRIBUTION

Outstanding option awards with respect to shares of common stock of CCE, Inc. were previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan to eligible employees CCE, Inc. and its respective subsidiaries and have been converted to analogous option awards with respect to the Ordinary Shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein, other than statements of historical fact, including, but not limited to, statements regarding: our future opportunities; our business strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. We may, in some cases, use words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. As a result, undue reliance should not be placed on forward-looking statements. These risks and uncertainties include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our partners; a deterioration in our partners’ financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in our tax jurisdictions; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our respective products; an inability to protect our respective information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic or political conditions in the United States, Europe or elsewhere; litigation or legal proceedings; adverse weather conditions; climate change; damage to our respective brand images and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our respective products or business operations; changes in accounting standards; an inability to achieve our respective overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our respective counterparty financial institutions; an inability to implement our previously announced actions to reinvigorate growth, or to realize the economic benefits we anticipate from these actions in a timely manner; failure to realize a significant portion of the anticipated benefits of our respective strategic relationships, including (without limitation) The Coca-Cola Company’s relationship with Monster Beverage Corporation; an inability to renew collective bargaining agreements on satisfactory terms, or if we or our respective partners experience strikes, work stoppages or labor unrest; future impairment charges; an inability to successfully manage the possible negative consequences of our respective productivity initiatives; global or regional catastrophic events; and other risks discussed elsewhere in our annual report and Form 20-F.

You should rely only on information contained, or incorporated by reference, in this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference in this prospectus, and any applicable prospectus supplement or free writing prospectus and understand that our actual future results may be materially different from what we expect. We have not authorized anyone to provide you with different information. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated herein by reference, in addition to the other information set forth in any accompanying prospectus supplement, any free writing prospectus and in the documents incorporated by reference.

PRICE RANGE

The following table sets forth the price range of the Ordinary Shares as reported by Euronext Amsterdam and the NYSE for the periods indicated:

	Euronext Amsterdam		NYSE
Period	High (€)	Low (€)	High ($)	Low ($)
Annually
2017 (through to and including August 11, 2017)	38.94	29.715	44.75	31.09
2016 (from May 28, 2016 (inception) to and including December 31, 2016)	36.55	28.75	41.285	30.55

Quarterly
Q3 2017 (through to and including August 11, 2017)	38.94	35.105	44.75	40.15
Q2 2017	37.60	34.05	41.56	36.93
Q1 2017	35.49	29.715	38.235	31.09
Q4 2016	35.94	28.75	40.01	30.55
Q3 2016	36.48	30.92	41.285	34.22
Q2 2016 (from May 28, 2016 (inception) to and including July 1, 2016)	36.55	30.42	40.3455	33.67

Monthly
August 2017 (through to and including August 11, 2017)	38.94	36.11	44.75	42.32
July 2017	37.255	35.105	43.59	40.15
June 2017	36.985	35.295	41.48	40.145
May 2017	37.60	34.22	41.56	37.69
April 2017	35.67	34.05	38.78	36.93
March 2017	35.49	32.38	38.235	34.36
February 2017	33.93	31.865	35.99	34.28

EXCHANGE RATES

We conduct our operations in Western Europe, including Andorra, Belgium, continental France, Germany, Great Britain, Iceland, Luxembourg, Monaco, the Netherlands, Norway, Portugal, Spain and Sweden. Our sales, costs and expenses are denominated in euros. This prospectus contains translations of euro amounts into U.S. dollars, and vice versa, at specific rates solely for the convenience of the reader. We make no representation that any euro or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or euro, as the case may be, at any particular rate, at the rates stated below, or at all. The Noon Buying Rate in New York City for euros on August 4, 2017, the most recently available data at the time of filing, was $1.00 = €0.8508.

The following table sets forth information concerning exchange rates between the euro and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. Average and period-end exchange rates between the euro and U.S. dollars for the five most recent financial years and subsequent interim periods are given below, utilizing the Noon Buying Rate in New York City for cable transfer in euros as certified for customs purposes by the Federal Reserve Bank of New York; US$1.00 = €:

	Q2 2017	Q1 2017	2016	2015	2014	2013	2012
Period End	0.8763	0.9348	0.9477	0.9209	0.8264	0.7257	0.7584
Average exchange rates	0.9084	0.9380	0.9032	0.9012	0.7520	0.7530	0.7777

High and low exchange rate values for each of the last six months and any subsequent period were as follows:

	August 2017(1)	July 2017	June 2017	May 2017	April 2017	March 2017	Feb. 2017
High	0.8418	0.8456	0.8757	0.8900	0.9140	0.9189	0.9258
Low	0.8508	0.8821	0.8990	0.9200	0.9429	0.9511	0.9478

___________________
(1) Through to August 4, 2017.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization:

•	on an actual basis as of June 30, 2017; and

•
on an as-adjusted basis giving effect to the offer and sale by us of 200,000 Ordinary Shares upon the exercise of outstanding stock options previously granted under the 2010 Incentive Plan and the Legacy Incentive Plan to former employees of CCE, Inc. and its respective affiliates that are currently outstanding and held by eligible former employees of CCE, Inc., less any estimated expenses payable by us.

You should read this table together with our financial statements and the related notes thereto incorporated by reference herein and the other financial information incorporated by reference into this prospectus.

	Actual	As-Adjusted for this Offering
	(€ million)	(€ million)
Cash and cash equivalents	306	309
Current portion of long-term debt	1,075	1,075
Long-term debt	5,274	5,274
Shareholders’ equity:
Share capital	5	5
Share premium	124	127
Merger reserves	287	287
Other reserves	(485)	(485)
Retained earnings	6,649	6,649
Total equity	6,580	6,583
Total capitalization	12,929	12,932
There have been no material changes in the debt and share capital of CCEP, on a consolidated basis, since June 30, 2017.

DESCRIPTION OF ORDINARY SHARES

CCEP’s Articles of Association (the “Articles”) and the UK Companies Act 2006, as amended (the “Companies Act”) contain certain provisions regarding the rights of our shareholders, which are summarized below. The following discussion is a general summary of these provisions, and shareholders are advised to read the Articles in full before investing in our securities.

The shareholders’ agreement (the “Shareholders’ Agreement”), by and among CCEP, Olive Partners S.A. (“Olive Partners”), and European Refreshments (“ER”) contains other material terms and restrictions. Both the Articles and the Shareholders Agreement are incorporated by reference as exhibits to this registration statement.

Issued Share Capital

As of August 11, 2017, we had 484,312,441 Ordinary Shares issued and fully paid. In accordance with the Articles, each Ordinary Share is issued with one vote attaching to it for voting purposes. The holders of the Ordinary Shares are entitled to receive notice of, attend, speak and vote at general meetings of CCEP.

Authority to Allot and Issue Share Capital

Subject to certain limitations under the Shareholders’ Agreement, the CCEP Board of Directors (the “Board”) has the authority to offer, allot, grant options over or otherwise deal with or dispose of Ordinary Shares to such persons, at such times, for such consideration and upon such terms as the Board may decide, only if approved by ordinary resolution of our shareholders.

However, under the Shareholders’ Agreement and the Articles, we are permitted to issue, or grant to any person rights to be issued, Ordinary Shares, in one or a series of related transactions, in each case representing 20% or more of our issued share capital, only if approved in advance by special resolution of our shareholders.

Pre-emptive Rights

The authority of the Board to offer, allot, grant options over or otherwise deal with or dispose of Ordinary Shares is also subject to statutory pre-emption rights in favor of our shareholders from time to time. These statutory pre-emption rights may be disapplied only by way of a resolution passed by shareholders present in person or represented by proxy at a general meeting of CCEP holding shares carrying at least 75% of the votes exercisable at that meeting. Such authority can only be granted, from time to time, for a specified period (not longer than five years).

Purchase of Shares

English law prohibits us from purchasing our own shares unless such purchase has been approved by our shareholders. Shareholders may approve two different types of such share purchases; “on-market” purchases or “off-market” purchases. Under English law, our listing on Euronext London enables shareholders to approve “on-market” purchases by way of an ordinary resolution (however, it should be noted that market practice is for approval by way of a special resolution, in line with UK industry guidelines). If we seek shareholder approval for “off-market purchases,” any ordinary resolution by our shareholders approving the terms of the contract pursuant to which the purchase(s) are to be made would be valid for a maximum period of up to five years.

Under the Articles, we are permitted to purchase, in one or a series of related transactions, 10% or more of our issued share capital, only if approved in advance by special resolution of our shareholders. We are only permitted to purchase our own shares if they are fully paid, and must pay for them in full when purchasing them.

We may purchase our own shares only out of our distributable profits, or from the proceeds of a new issue of shares made for the purposes of financing the purchase. Any premium payable on the purchase of our Ordinary Shares must be paid out of our distributable profits, unless the shares being purchased were issued at a premium, in which case we may pay any premium on our purchase out of the proceeds of a new issue of Ordinary Shares made for the purpose of financing the purchase, up to an amount equal to the aggregate of the premiums received by us on the issue of Ordinary Shares purchased or the current amount of our share premium account (including any sum transferred to that account in respect of premiums on new shares), whichever is less.

General Meeting of Shareholders and Voting Rights

Under English law, we are required to hold an annual general meeting of shareholders within six months from the day following the end of our fiscal year. General meetings may be held at a time and place determined by the Board and, in accordance with the Articles, the Board may make arrangements for the use of electronic means to allow persons to attend, speak and vote at any meeting.

Under English law, we must convene a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid up share capital carrying voting rights at general meetings.

In accordance with the Articles, any resolution put to a vote at a general meeting will be decided by a show of hands unless a poll is validly demanded. If a poll is taken, each shareholder has one vote for every share held by him or her. A shareholder may vote either in person or by proxy. On a poll taken at a meeting, a proxy will be entitled to one vote for every Ordinary Share for which such person is acting as proxy. In the case of joint holders, only the vote of the senior holder (as determined by order in the share register) or his or her proxy may be counted.

Dividends and Distributions

Under English law, we may pay dividends only out of profits available for that purpose, as stated on our accounts that are deemed to be relevant accounts for the purposes of the Companies Act. Subject to the provisions of the Articles and applicable legislation, CCEP at any general meeting may declare dividends on the Ordinary Shares by ordinary resolution, but such dividends may not exceed the amount recommended by the Board. The Board may also pay interim dividends. Any dividends unclaimed may be invested or otherwise made use of by the Board for our benefit until claimed. The entitlement to a dividend lapses if unclaimed for 12 years (unless the Board decides otherwise).

In addition, we may only make a distribution if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than such aggregate amount.

We operate a Dividend Reinvestment and Cash Investment Plan which enables eligible shareholders to elect to receive new Ordinary Shares issued by us instead of a cash dividend.

Share Rights

Subject to any rights attached to existing shares, we may issue with or attach to any Ordinary Share such rights and restrictions as determined by ordinary resolution or, if no such resolution has been passed or if the resolution does not make specific provision, as the Board may determine in its discretion. Such rights and restrictions shall apply to the relevant shares as if the same were set forth in the Articles.

Variation of Rights

Subject to the provisions of the Companies Act, the rights attached to any class of shares may be varied either with the written consent of the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of those shares.

The rights of shares shall not (unless expressly provided by the rights attached to such shares) be deemed varied by the creation of further shares ranking equally with them.

Lien and Forfeiture

We have a lien over all of our partly paid Ordinary Shares for all monies payable or called on such shares. Our lien on any such shares extends to every amount payable with respect to such shares. The Board may at any time either generally, or in any particular case, waive any lien that has arisen, or declare any share to be wholly or partially exempt from any such liens.

We may sell, in such manner as the Board may decide, any share on which we have a lien if a sum with respect to which the lien exists is presently payable and is not paid within 14 clear days after notice has been served on the relevant shareholder demanding payment and stating that, if the notice is not complied with, the share may be sold. To give effect to the sale, the Board may authorize an individual to sign an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. The transferee shall not be responsible for the application of the purchase money, nor shall his or her title to the share be affected by any irregularity or invalidity in relation to the sale.

Transfer of Shares

Ordinary Shares may be held in either certificated or uncertificated form. Certificated Ordinary Shares shall be transferred by an instrument of transfer in any usual or other form approved by the Board and executed by or on behalf of the transferor.

The Board may decline to register the transfer of any share which is not a fully paid share.

The Board may decline to register any transfer of a certificated share unless:

•
the instrument of transfer is duly stamped or duly certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty and is left at the office or such other place as the Board may from time to time determine, accompanied (except in the case of a transfer by a person to whom CCEP is not required by law to issue a certificate and to whom a certificate has not been issued) by the certificate for the share to which it relates and such other evidence as the Board may reasonably require to show the right of the person signing the instrument of transfer to make the transfer and, if the instrument of transfer is signed by some other person on his behalf, the authority of that person so to do;

•	the instrument of transfer relates to only one class of share; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

For purposes of the provisions of the Articles relating to the registration of transfers of shares, the renunciation of the allotment of any shares by the allottee in favor of some other person will be deemed to be a transfer, and the Board will have the same powers of refusing to give effect to such a renunciation as if it were a transfer.

A shareholder may transfer all or any of his or her uncertificated shares by means of a relevant system subject to, and in such manner provided for in, the uncertificated securities rules. Accordingly, no provision of the Articles will apply with respect to an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

Registration of a transfer of an uncertificated share may be refused in the circumstances set out in the uncertificated securities rules, and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated share is to be transferred exceeds four.

Amendment of the Articles

Under English law, the shareholders may amend any provision of the articles of association of a public limited company, other than “entrenched provisions,” by special resolution at a general meeting. The full text of the special resolution must be included in the notice of the meeting.

An “entrenched provision” is a provision that may be amended or repealed only if certain conditions are complied with. These conditions are more restrictive than those applied to a special resolution (e.g., a higher majority than the threshold for a special resolution, being 75%). Entrenchment does not prevent alteration to the Articles by unanimous consent of the shareholders.

The Articles contain entrenched provisions, whereby certain articles may only be amended with the prior consent of (1) ER, to the extent affecting rights exercisable by ER and if ER’s Equity Proportion (as defined in the Shareholders’ Agreement) is at least 10%, and (2) Olive Partners, to the extent affecting rights exercisable by Olive Partners if Olive Partners’ Equity Proportion is at least 15%, or (3) a majority of the independent directors of the Board.

ADDITIONAL INFORMATION

Description of Share Capital

Issued capital and authorizations regarding share capital

The Articles contain no upper limit on the authorized share capital of the Company. Subject to certain limitations under the Shareholders’ Agreement, the Board has the authority to offer, allot, grant options over or otherwise deal with or dispose of Ordinary Shares to such persons, at such times, for such consideration and upon such terms as the Board may decide, only if approved by ordinary resolution of our shareholders.

As of August 11, 2017, we had 484,312,441 Ordinary Shares issued and fully paid. Under the Shareholders’ Agreement and the Articles, the Company is permitted to issue, or grant to any person rights to be issued, securities, in one or a series of related transactions, in each case representing 20% or more of our issued share capital, only if approved in advance by special resolution of our shareholders.

Pursuant to this authority, our shareholders have passed resolutions allowing a maximum of a further 338,601,817 Ordinary Shares (as of August 11, 2017) to be allotted and issued, subject to the restrictions set out below:

1.
pursuant to a shareholder resolution passed on May 26, 2016, the Board is authorized to grant rights to subscribe for or to convert any security into and/or allot and issue Ordinary Shares up to an aggregate maximum of 18,000,000 Ordinary Shares in connection with the assumption or replacement by the Company (under the Deed of Assumption) of equity awards granted under certain CCE, Inc. legacy share plans, of which 1,969,070 have been issued as of August 11, 2017;

2.
pursuant to a shareholder resolution passed on June 22, 2017 regarding the authority to allot new shares, the Board is authorized to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company:

(a)	up to a nominal amount of €1,612,854 (representing 161,285,444 Ordinary Shares; such amount to be reduced by any allotments or grants made under paragraph 2(b) below in excess of such sum); and

(b)
comprising equity securities (as defined in the Companies Act) up to a nominal amount of €3,225,709 (representing 322,570,887 Ordinary Shares; such amount to be reduced by any allotments or grants made under paragraph 2(a) above in connection with an offer by way of a rights issue):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities as required by the rights of those securities or as the Board otherwise considers necessary,

and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter.

3.
pursuant to a shareholder resolution passed on June 22, 2017 regarding authority to disapply pre-emption rights, the Board is authorized to allot equity securities (as defined in the Companies Act) for cash under the authority given by the shareholder resolution described in paragraph 2 above and/or to sell Ordinary Shares held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited:

(a)
to the allotment of equity securities and sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph 2(b) above, by way of a rights issue only):

•	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

•
to holders of other equity securities, as required by the rights of those securities, or as the Board otherwise considers necessary, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(b)
in the case of the authority granted under paragraph 2(a) above and/or in the case of any sale of treasury shares, to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph 2(a) above) up to a nominal amount of €241,928 (representing 24,192,817 Ordinary Shares).

Immediately prior to the Merger on May 28, 2016, there were 228,244,244 shares of $0.01 par value of CCE, Inc. common stock issued and fully paid, which included net issuances of 908,456 related to share-based payment awards from January 1, 2016 through May 27, 2016. In connection with the Merger, all CCE, Inc. shares were cancelled and replaced with Ordinary Shares. Additionally, CCEP issued 166,128,987 Ordinary Shares to Olive Partners and 87,950,640 Ordinary Shares to ER, Coca-Cola GMBH and Vivaqa Beteiligungs Gmbh & Co. Kg as consideration to acquire their bottling operations. Subsequent to the Merger, those of the 87,950,640 Ordinary Shares held by Coca-Cola GMBH and Vivaqa Beteiligungs Gmbh & Co. Kg were transferred to ER. Also subsequent to the Merger, through and including December 31, 2016, CCEP issued an additional 752,525 Ordinary Shares related to share-based payment awards. As of December 31, 2016, we had 483,076,396 Ordinary Shares issued and fully paid. As of August 11, 2017, we had 484,312,441 Ordinary Shares issued and fully paid.

Shares not representing capital

None.

Shares held by CCEP

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. Since the Merger, there have been no share repurchases; however, at our 2017 annual general meeting, our shareholders passed a special resolution which allows us to buy back our own Ordinary Shares in the market as permitted by the Companies Act. The Board has no present intention of exercising the authority to make market purchases, other than to offset the dilutive effect of the issue of new shares under our share option plans. However, we consider it to be desirable to have the general authority to do so in order to have maximum flexibility in managing our capital resources. The Board will exercise this authority (other than for the limited anti-dilutive purpose described above) only when to do so would be in the best interests of the Company, and our shareholders generally, and could be expected to result in an increase in our earnings per share.

Share-based payment awards

As at June 30, 2017 the following share-based payment awards were outstanding under the Legacy Incentive Plan:

Date of award	Type of award	Total number of shares awarded to employees	Price per share payable on exercise ($)	Expiration date
10/31/2007	Option	11,992	13.35	10/31/2017
10/30/2008	Option	942,381	5.09	10/30/2018
11/10/2008	Option	7,982	5.24	11/10/2018
11/04/2009	Option	1,052,248	9.89	11/04/2019
11/13/2009	Option	13,662	10.46	11/13/2019

As at June 30, 2017 the following share-based payment awards were outstanding under the 2010 Incentive Plan:

Date of award	Type of award	Total number of shares awarded to employees	Price per share payable on exercise ($)	Expiration date
11/04/2010	Option	766,681	18.40	11/04/2020
11/12/2010	Option	14,471	18.80	05/12/2020
11/03/2011	Option	920,646	19.68	11/03/2021
11/14/2011	Option	952	19.82	01/31/2018
11/14/2011	Option	20,755	19.82	05/14/2021
11/05/2012	Option	2,154	23.21	01/31/2018
11/05/2012	Option	1,253,536	23.21	11/05/2022
10/31/2013	Option	1,592	31.46	04/30/2018
10/31/2013	Option	2,860	31.46	05/15/2020
10/31/2013	Option	1,175,682	31.46	10/31/2023
10/30/2014	Option	831	32.51	11/30/2017
10/30/2014	Option	143	32.51	05/31/2019
10/30/2014	Option	3,566	32.51	05/15/2020
10/30/2014	Option	1,367,294	32.51	10/30/2024
10/30/2014	Performance Stock Unit (“PSU”)	325,903	Nil	10/30/2024
10/30/2014	Restricted Stock Unit (“RSU”)	101,727	Nil	10/30/2024
05/01/2015	RSU	15,200	Nil	05/01/2025
08/03/2015	PSU	337	Nil	08/03/2025
08/03/2015	RSU	849	Nil	08/03/2025
11/02/2015	RSU	58,500	Nil	11/02/2025
11/05/2015	Option	1,195,618	39.00	11/05/2025
11/05/2015	PSU	334,864	Nil	11/05/2025
11/05/2015	RSU	117,184	Nil	11/05/2025
12/01/2015	PSU	97	Nil	11/05/2025
12/01/2015	RSU	97	Nil	11/05/2025
10/03/2016	RSU	33,333	Nil	10/03/2026
12/01/2016	RSU	39,491	Nil	12/01/2026

As at June 30, 2017 the following share-based payment awards were outstanding under the Coca-Cola European Partners plc Long-Term Incentive Plan 2016:

Date of award	Type of award	Total number of shares awarded to employees	Price per share payable on exercise ($)	Expiration date
03/27/2017	PSU	415,763	Nil	03/27/2027
03/27/2017	RSU	108,763	Nil	03/27/2027

History of share capital

The following table sets forth the history of our share capital for the period from the Merger until the end of the quarter ended June 30, 2017:

Period	Nature of share issuance	Number of shares	Consideration	Cumulative balance of issued shares at end of period
At Merger	Opening balance	482,323,871	N/A	482,323,871
Merger through December 31, 2016	Shares issued in connection with the exercise of stock options	459,148	Exercise price per share ranging from $11.27 to $32.51	482,783,019
Merger through December 31, 2016	Shares issued in connection with the fulfilment of RSU and PSU share-based payment awards	293,377	Nil	483,076,396
January 1, 2017 through June 30, 2017	Shares issued in connection with the exercise of stock options	676,315	Exercise price per share ranging from $9.89 to $32.51	483,752,711
January 1, 2017 through June 30, 2017	Shares issued in connection with the fulfilment of RSU and PSU share-based payment awards	517,520	Nil	484,270,231

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

(a)	our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on April 12, 2017;

(b)	our current reports on Form 6-K furnished with the SEC on May 18, 2017, May 19, 2017, June 22, 2017, and August 14, 2017; and

(c)	our registration statement on Form 8-A, filed with the SEC on May 31, 2016.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and those of our reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in the applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Coca-Cola European Partners plc
Attention: Paul van Reesch
Pemberton House
Bakers Road
Uxbridge
Middlesex, UB8 1EZ
United Kingdom
Tel. +44 1895 231 313

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby and certain other English legal matters related to the Ordinary Shares being offered hereby will be passed upon for us by Slaughter and May.

EXPERTS

The consolidated financial statements of Coca-Cola European Partners plc appearing in Coca-Cola European Partners plc’s Annual Report on Form 20-F for the year ended December 31, 2016 have been audited by Ernst & Young LLP (UK), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Coca-Cola European Partners plc appearing in Coca-Cola European Partners plc’s Annual Report on Form 20-F for the years ended December 31, 2015 and 2014 and at January 1, 2014, have been audited by Ernst & Young LLP (US), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is a statement of the expenses to be incurred in connection with a distribution of the securities registered under this registration statement:

SEC Registration Fee	$998.60
Legal Fees and Expenses	$65,000*
Accountants' Fees and Expenses	$32,500*
Total	$98,498.50

_______________
* Estimate

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

We are incorporated under the laws of England and Wales. Many of our directors and executive officers (as well as certain directors, managers and executive officers of our subsidiaries), and certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of our subsidiaries) or have any of them appear in a U.S. court. There is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

Coca-Cola European Partners plc

200,000 Ordinary Shares
issuable upon the exercise of outstanding stock options
previously granted under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan
and the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

PROSPECTUS

 August 14, 2017

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Articles, and to the fullest extent permitted by the Companies Act and without prejudice to any indemnity to which he or she may otherwise be entitled, CCEP may indemnify any director or former director of CCEP or of any associated company, against any liability and may purchase and maintain insurance against any liability for such director or former director, as applicable.

Subject to certain exceptions, English law does not permit CCEP to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to CCEP.

The exceptions allow CCEP to:

(1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of CCEP) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director;

(2) provide a qualifying third-party indemnity provision that permits CCEP to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by CCEP or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (ii) fines imposed in criminal proceedings, and (iii) penalties imposed by regulatory bodies;

(3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by CCEP itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and

(4) provide a qualifying pension scheme indemnity provision, that allows CCEP to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

CCEP’s directors, as well as certain senior management members, are insured under a directors and officers insurance policy obtained by CCEP. The insurance policy provides for wide coverage, but the directors and officers may incur uninsured liabilities.

ITEM 9. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference herein:

3	Articles of Association of CCEP (incorporated by reference to Exhibit 3 to CCEP’s Form S-8 registration statement filed with the SEC on June 1, 2016)

4.1
Shareholders’ Agreement by and among CCEP, Olive Partners S.A., European Refreshments, Coca-Cola GMBH and Vivaqa Beteiligungs Gmbh & Co. KG (incorporated by reference to Annex C to the proxy statement/prospectus contained in CCEP’s Form F-4/A registration statement filed with the SEC on April 11, 2016)

4.2
Registration Rights Agreement by and among CCEP and the shareholder parties thereto (incorporated by reference to Exhibit 2.7 to the Current Report on Form 8-K filed by Coca-Cola Enterprises, Inc. with the SEC on August 12, 2015)

4.3
The Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended Effective February 7, 2012) (incorporated by reference to Exhibit 99.1 to Coca-Cola Enterprises, Inc.’s Current Report on Form 8-K filed on February 9, 2012)

4.4
The Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan As Amended and Restated (incorporated by reference to Exhibit 10.9.1 to Coca-Cola Enterprises, Inc.’s Annual Report on Form 10-K filed on February 14, 2011)

4.5
Deed of Assumption and Replacement relating to Equity Awards of Coca-Cola Enterprises, Inc. (incorporated by reference to Exhibit 4.3 to CCEP’s Post-Effective Amendment No. 1 on Form S-8 to Form F-4 registration statement filed with the SEC on June 1, 2016)

5	Opinion of Slaughter and May regarding legality*

23.1	Consent of Slaughter and May (included in the opinion filed as Exhibit 5)*

23.2	Consent of Ernst & Young LLP, UK*

23.3	Consent of Ernst & Young LLP, US*
______________
* Filed herewith

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(6)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Uxbridge, Middlesex, United Kingdom on August 14, 2017.

Coca-Cola European Partners plc

By:     /s/ Clare Wardle__________
Name:    Clare Wardle

Title:	General Counsel and Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Damian Gammell___ Damian Gammell	Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2017

/s/ Manik H. Jhangiani____ Manik H. Jhangiani	Chief Financial Officer (Principal Financial Officer)	August 14, 2017

/s/ Scott Bourgeois_____ Scott Bourgeois	Chief Accounting Officer (Principal Accounting Officer)	August 14, 2017

/s/ Sol Daurella Comadrán Sol Daurella Comadrán	Chairman of the Board of Directors	August 14, 2017

/s/ Thomas H. Johnson Thomas H. Johnson	Director	August 14, 2017

/s/ Christine Cross___ Christine Cross	Director	August 14, 2017

/s/L. Phillip Humann_ L. Phillip Humann	Director	August 14, 2017

/s/ Orrin H. Ingram II_ Orrin H. Ingram II	Director	August 14, 2017

/s/ Véronique Morali____ Véronique Morali	Director	August 14, 2017

/s/ Garry Watts_____ Garry Watts	Director	August 14, 2017

/s/ Curtis R. Welling__ Curtis R. Welling	Director	August 14, 2017

/s/ Thor Erickson_____ Thor Erickson	Authorized Representative in the United States	August 14, 2017